Exhibit 99.2

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

AutoNation Names Cheryl Miller Chief Executive Officer and President
Jim Bender Named Chief Operating Officer

FORT LAUDERDALE, Fla., (July 22, 2019) — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that Cheryl Miller, AutoNation’s Chief Financial Officer, has been appointed Chief Executive Officer and President, effective today, July 22, 2019, replacing Carl Liebert. Carl and the Board of Directors of AutoNation mutually agreed that he would leave to pursue other interests. Carl will remain with the Company for the next 30 days to assist with the transition. Ms. Miller was also named to AutoNation’s Board of Directors, effective today, July 22, 2019. Cheryl Miller is the first female CEO of a publicly traded automotive retailer.

“On behalf of AutoNation, I would like to thank Carl for his service, including the passion and enthusiasm he brought to the Company. We wish him all the best in his future endeavors,” said Mike Jackson, AutoNation's Executive Chairman.

Carl Liebert said, “I wish AutoNation nothing but success.”

Mr. Jackson went on to say, “Cheryl has extensive knowledge of automotive retail, having been with AutoNation since 2009, and served as CFO since 2014. In addition, her broader career, including at JM Family Enterprises and Alamo/National Car Rental brands, will bring outside, industry-leading, automotive experience to the role, as AutoNation continues to build its core business and Brand Extension strategy.”

Cheryl Miller has extensive experience in consumer-focused industries, including twenty years of automotive retail, rental, and captive finance experience. Ms. Miller’s expertise encompasses corporate finance, mergers and acquisitions, cybersecurity, e-commerce, and strategic alliances. Ms. Miller also serves as a director and Chair of the Audit Committee of Tyson Foods, Inc., one of the world’s largest food companies and a member of the S&P 500.

Cheryl Miller has led several key strategic initiatives, including the building and cultivating of AutoNation’s partnership with Waymo. Under her leadership, AutoNation has achieved a number of significant milestones, including the reorganization of the Company's operational and financial footprint, which consolidated the region structure and implemented a cost savings plan. The restructuring has allowed AutoNation to create a more streamlined and efficient core business to better meet the needs of its customers. In addition, under her guidance, AutoNation is the only automotive retailer to earn investment-grade status.
Cheryl Miller stated, “AutoNation is the industry leader, and we remain focused on our core business while looking to the future with our brand extension strategy and strategic alliances. I am proud to continue our great work and to support my 26,000 colleagues, who provide a peerless customer experience every day.”

Cheryl Miller holds a bachelor’s degree in finance and business administration from James Madison University. Ms. Miller has received numerous honors, including being listed as a Director to Watch in the 2018 Directors and Boards Journal, one of the nation's top CFO's by Business Insider Magazine, and one of the 100 Leading Women in the North American Automotive Industry by Automotive News.

Following Ms. Miller’s appointment, the Company appointed long-time AutoNation executive, Jim Bender, as Chief Operating Officer effective today. Mr. Bender currently serves as Executive Vice President of Sales, and has served in leadership positions within AutoNation for 20 years. Mr. Bender has implemented several successful initiatives which have resulted in record-breaking quarters in Q1 2019 and Q2 2019.

“I would like to congratulate Jim Bender on his appointment. Jim is a tremendous leader with a proven track record and extensive automotive retail operations experience,” commented Ms. Miller.

The Company also announced that Christopher Cade, Senior Vice President and Chief Accounting Officer, has been appointed interim Chief Financial Officer while the Company conducts a search for a new Chief Financial Officer. AutoNation will be considering both internal and external candidates.

About AutoNation, Inc.
AutoNation, America’s largest automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of June 30, 2019, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 12 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Launched in 2015, AutoNation’s Drive Pink initiative, which has raised over $20 million, is committed to drive out cancer, create awareness, and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.

Please visit www.autonation.com, investors.autonation.com, www.twitter.com/CEOLiebert, and www.twitter.com/AutoNation, where AutoNation discloses additional information about the Company, its business, and its results of operations. Please also visit www.autonationdrive.com, AutoNation’s automotive blog, for information regarding the AutoNation community, the automotive industry, and current automotive news and trends.